Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

November 17, 2014

News Corporation

1211 Avenue of the Americas

New York, New York 10036

Re: News Corporation

      Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to News Corporation, a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, relating to the registration by the Company of up to 6,827,041 shares (the “Plan Shares”) of the Company’s Class A common stock, par value $0.01 per share (the “Common Stock”). The Plan Shares consist of (1) up to 4,335,965 shares of Common Stock issuable upon the exercise of options granted prior to the date hereof under the (i) the Move, Inc. 2011 Incentive Plan, as amended, (ii) the Move, Inc. 2002 Stock Incentive Plan, as amended, (iii) the Move.Com, Inc. 2000 Stock Incentive Plan, (iv) the Move, Inc. 1999 Stock Incentive Plan, as amended, (v) the iPlace, Inc. 2001 Equity Incentive Plan and (vi) the Hessel 2000 Stock Option Plan (together, the “Plans”) and assumed by the Company in accordance with the terms of an Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 30, 2014, by and among the Company, Magpie Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, and Move, Inc., a Delaware corporation, pursuant to which Magpie Merger Sub, Inc., merged with and into Move, Inc. and (2) up to 2,491,076 shares of Common Stock issuable upon the settlement of certain outstanding restricted stock awards and restricted stock units granted under the Move, Inc. 2011 Stock Incentive Plan, as amended, and assumed by the Company in accordance with the terms of the Merger Agreement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction of the following:

(a) the Registration Statement in the form to be filed with the Commission on the date hereof;

(b) the Plans;

(c) the Amended and Restated Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware as of the date hereof;

(d) the Amended and Restated By-laws of the Company, in effect as of the date hereof;

(e) certain resolutions of the Board of Directors of the Company relating to the Merger Agreement and the transactions contemplated thereby; and

(f) the Merger Agreement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

In rendering the opinion stated herein, we have also assumed that (i) an appropriate account statement evidencing the Plan Shares credited to the recipient’s account maintained with the Company’s transfer agent has been issued by the Company’s transfer agent, (ii) the issuance of the Plan Shares will be duly recorded in the books and records of the Company and (iii) each award agreement under which options, restricted stock, restricted stock units or other awards are granted pursuant to the Plans will be consistent with the Plans and will be duly authorized, executed and delivered by the parties thereto.

We do not express any opinion with respect to the law of any jurisdiction other than Delaware corporate law (including, to the extent applicable, the Delaware constitution and judicial decisions). The Plan Shares may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions stated herein, we are of the opinion that when (a) the Registration Statement becomes effective under the Securities Act, and (b) the Company’s transfer agent for the Common Stock has duly registered the issuance of the Plan Shares in the books and records of the Company, and an appropriate account statement evidencing the Plan Shares credited to the recipient’s account maintained with said transfer agent has been issued by said transfer agent, in each case, against payment for the Plan Shares in accordance with the Plans and the Award Agreements (as defined below), the issuance and sale of such Plan Shares will have been duly authorized, and such Plan Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion we have assumed that:

(a) each award agreement under which options or restricted stock units are granted or awards of shares are made (collectively, the “Award Agreements”) pursuant to the Plans is consistent with the applicable Plan or the terms of the original grant from the Board of Directors or Compensation Committee of Move Inc., as the case may be, and has been duly authorized, validly executed and delivered by the parties thereto; and

(b) the consideration received by the Company for each Plan Share delivered pursuant to the applicable Plan or Award Agreement shall not be less than the per share par value of the Common Stock.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

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